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Exhibit 10.19

EXECUTION COPY

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is dated as of the 25th day of May 2004, by and between WILLIS GROUP HOLDINGS LIMITED, a company established under the laws of Bermuda ("Willis Holdings"), WILLIS NORTH AMERICA, INC. ("Willis US", and collectively with Willis Holdings, "Employer") and JOSEPH J. PLUMERI ("Executive").

        WHEREAS, on October 15, 2000 (the "Commencement Date"), Willis US and Willis Group Limited (f/k/a/ Willis Group plc, "Willis UK") entered into an employment agreement in order to employ Executive as Executive Chairman of Willis US and Chairman and Chief Executive Officer of Willis UK, among other things; and

        WHEREAS, effective on or about May 8, 2001, as a result of the exchange of ordinary shares of TA I Limited, a company established under the laws of England and Wales and the former ultimate parent company of Willis UK and Willis US, for shares of common stock of Willis Holdings (such stock, "Holdings Stock"), Willis Holdings instead become the ultimate parent company of TA I Limited, Willis US and Willis UK (the "Share Exchange"); and

        WHEREAS, in connection with the Share Exchange, as of March 26, 2001, Willis US and Willis UK, along with Willis Holdings (collectively, the "Willis Group") agreed to amend and restate this Agreement (the "First Restatement"); and

        WHEREAS, Willis Holdings, as the ultimate parent of Willis US, became jointly and severally liable with Willis US for all obligations hereunder; and

        WHEREAS, the parties desire to make certain changes to the Second Restatement including, to reflect changes in the employer's ownership; and

        WHEREAS, Executive desires to accept such changes on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Employment, Compensation and Benefits. During the period of this Agreement, Employer agrees to employ Executive in the capacity, to pay the remuneration, and to provide the benefits, described below.

  (a)
  Titles and Duties

          (i)    During the Term (as defined in Section 2 herein), Executive shall be employed as Executive Chairman of Willis US, and shall hold the offices of Executive Chairman and Chief Executive Officer of Willis Holdings and Willis US and the offices of Chairman, Chief Executive Officer and Senior Managing Director of Willis UK. During the Term, Executive shall also be a member of the Board of Directors of Willis Holdings (the "Board") (or such other most senior governing board of Willis Holdings) and Executive Committee of Willis Holdings, Willis UK and Willis US. Executive shall also be appointed to such senior director and executive positions, as the Board, after consultation with Executive, deems appropriate, of each subsidiary of Willis Holdings.

          (ii)   Executive shall have the customary duties, responsibilities and authority of a chairman and a chief executive officer at a corporation of a similar size and status as the Willis Group.

          (iii)  Executive shall report directly to the Board.

          (iv)  Executive's principal office shall be located at an office of Willis US in Manhattan, New York City, New York.

  (b)
  Remuneration

          (i)    Basic Salary. Beginning on the Commencement Date, Executive's base salary shall be at the rate of $1,000,000 per annum, payable in the United States in accordance with Willis U.S.'s normal payroll practices. On each anniversary of the Commencement Date, the amount of Executive's Base Salary shall be reviewed and may, at the discretion of the Board, be adjusted (but never below the then Base Salary). Any such increased amount shall constitute "Base Salary" hereunder. Unless otherwise specified hereunder, all dollar amounts referred to in this Agreement are in U.S. dollars and all amounts are to be paid in the United States.

          (ii)   Bonus. So long as Executive remains employed hereunder, Executive shall, unless otherwise waived in writing by Executive, receive an annual cash bonus (a "Guaranteed Bonus") equal to 100% of Executive's Base Salary, in respect of each fiscal year ending during the Term (the "Fiscal Year"), other than for Fiscal Years 2002 and 2003 (and, subject to Section 3 of this Agreement, prorated based on the period within the Term for any partial Fiscal Year ending after the Term); the amount of which shall be payable within the first quarter following the end of each such Fiscal Year. An additional annual or other bonus amount in excess of the Guaranteed Bonus shall be payable to Executive if extraordinary performance targets, established at the beginning of each Fiscal Year by the Board after consultation with the Executive, are achieved.

          (iii)  Deferral of Receipt of Remuneration. Executive shall have the right to defer, on an annual basis, receipt of his Base Salary and Guaranteed Bonus to the full extent provided and otherwise in accordance with the terms of Employer's deferred compensation plan in which Executive participates (or any successor plan thereto) as in effect from time to time (the "Deferred Compensation Plan").

  (c)
  Benefits

          (i)    Willis US Plans Generally. Employer shall provide, or shall cause to be provided, Executive with those benefits, including medical, life insurance, disability, pension and other benefit programs, plans and practices to which similarly-situated, full time executive employees of Willis US and its subsidiaries (commensurate with Executive's position with Willis US) are entitled (under the applicable benefit plans as in effect as of the Commencement Date or as may be amended from time to time), as set forth in the Staff Handbook (the "Company Plans"), as well as fringe benefits commensurate with the Executive's position, including, at Employer's expense, reasonable availability of private air transportation, as determined appropriate for business travel by Executive in his reasonable, good faith discretion and, when reasonably necessary for security reasons, personal travel of Executive and his family, unless otherwise expressly waived by Executive in writing.

          (ii)   Deferred Compensation Benefit. So long as Executive remains employed by Employer hereunder, Executive shall be entitled to receive an annual deferred compensation credit of $800,000 (the "Deferred Compensation Benefit") under the Deferred Compensation Plan in respect of the Contract Year beginning on October 15, 2003 and each full (or partial) Contract Year occurring thereafter. Each such Deferred Compensation Benefit shall be credited to an account established for Executive under the Deferred Compensation Plan (the "Deferral Account") in four equal installments of $200,000 each, beginning on January 14, April 14, July 14, and October 14 of each Contract Year in respect of which such Deferred Compensation Benefit is being credited. Notwithstanding anything set forth in this Agreement, or the Deferred Account to the contrary, (A) Executive has received an additional Deferred Compensation Benefit credit in respect of the Contract Year ending on October 14, 2003, of which one half was credited on each of July 14, 2003 and October 14, 2003 and (B) on each date that any Deferred Compensation Benefit is credited to the Deferral Account, Executive shall be vested in, but not then entitled to payment of, such credited amount. Subject to the foregoing, all Deferred Compensation Benefits shall otherwise be treated under the Deferred Compensation Plan in the same manner (including, without limitation but subject to Section 3(a)(ii) below) as any elective deferrals of Base Salary and Guaranteed Bonus amounts made by Executive under the Deferred Compensation Plan as provided in Section 1(b)(iii) above.

        (d)   U.K. Corporate Housing. In addition to the benefits provided in Section 1(c)(i), above, Employer shall make available, or cause to be made available, for use by Executive (and make payment of all rent, broker's fees and other related expenses for) an apartment in London, England, suitable to Executive's status in his role as Executive Chairman and Chief Executive Officer of Willis Holdings. Such apartment shall be either the apartment made available to Executive as of the date hereof or another apartment comparable thereto, as mutually and reasonably agreed upon by the Board and Executive.

        (e)   Other Expenses. All expenses of Executive incurred in connection with the performance of his services hereunder or prior hereto, other than with respect to the commutation by Executive from his home in New Jersey to his office in New York City, shall be payable or reimbursed by Employer (including but not limited to those fringe benefits set forth in Sections 1(c)(i) and 1(d), above) and, to the extent, if any, such benefits would be taxable to Executive, shall be grossed up by Employer such that Executive has no after-tax cost for such expenses or additional gross-up amount.

        (f)    Indemnification. Employer shall provide Executive with Directors and Officers and Errors and Omissions insurance in amounts reasonably acceptable to Executive. Willis Holdings and Willis US each agrees, and shall cause their respective subsidiaries to agree, to indemnify and defend Executive, to the fullest extent permitted by applicable law and by their respective Articles of Incorporation and by-laws (or the applicable equivalent governing documents), with respect to any and all claims which arise from or relate to Executive's duties as an officer, member of the Board (and any other board of directors (or equivalent governing entity) of Willis UK, Willis US or any of their affiliates), employee of Willis US, and duties performed in connection with the offices of Willis UK and Willis Holdings held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity with any other entity for which Executive is performing services at Employer's request, whether performed heretofore or hereafter.

  (g)
  Equity Participation

          (i)    General. On or about the Commencement Date, Executive invested $5,000,000 to purchase 1,721,407 shares of Holdings Stock ("Purchased Shares"), at a per share purchase price equal to £2.00 (the "Initial Price Per Share"). For each Purchased Share, Executive was granted an option to purchase three (3) shares of Holdings Stock, at a per share exercise price equal to the Initial Price Per Share (the "Options"). The foregoing equity arrangements, to the extent not inconsistent with this Section 1(g), are governed by the terms and conditions of certain documents, including the Management Shareholder and Subscription Agreement dated as of October 15, 2000 by and among Willis Holdings, Mourant & Co. Trustees Limited and Executive as amended to give effect to the Share Exchange by a global amendment effective May 8, 2001 (the "Subscription Agreement"), the Amended and Restated 1998 Share Purchase and Option Plan for Key Executives of Willis Holdings, and the Share Option Agreement (the "Share Option Agreement"), the Sale Participation Agreement, and the Registration Rights Agreement (each entered into by Executive as of October 15, 2000 and amended by a global amendment dated as of May 8, 2001) (all such agreements and documents collectively, the "Equity Participation Plan Agreements").

          (ii)   Amendments to Equity Participation Plan Agreements. Notwithstanding anything set forth in this Agreement or the Equity Participation Plan Agreements to the contrary, Willis Holdings has, and has caused the Trinity Trustee (as such term is defined in the Subscription Agreement) to have, agreed to amend the Subscription Agreement (and the Subscription Agreement is hereby deemed to be amended), effective as of the 1st day of June 2003, as follows: (A) to the extent not previously contained therein, to incorporate the terms set forth in the Addendum attached to this Agreement into the Subscription Agreement; and (B) to provide that, subject only to the limitations on transfer set forth in Section 3 of the Subscription Agreement (but not subject to the transfer restrictions in Section 4 of the Subscription Agreement), Executive may:

            (I)   so long as Executive remains employed with the Willis Group, sell or otherwise dispose of such number of shares of his Holdings Stock equal to, at any given time following the date of this Agreement, up to a percentage of the sum of (x) the aggregate number of his Purchased Shares and (y) the total of (aa) the aggregate number of shares of Holdings Stock subject to vested (but unexercised) Options ("Available Option Shares") and (bb) the aggregate number of shares previously issued upon Executive's exercise of Options ("Option Shares"), which percentage shall be equal to a fraction, the numerator of which will be the aggregate number of shares of Holdings Stock (as of the date that is ten business days, prior to the date on which Executive intends to sell or otherwise dispose of his Holdings Stock (the "Determination Date")) sold or otherwise disposed of on or prior thereto by Profit Sharing (Overseas) Limited Partnership and its affiliates (together, the "KKR Partnerships") to any person or entity (other than an affiliate of any KKR Partnership or any member of the Willis Group) and the denominator of which will be the aggregate number of shares of Holdings Stock (or TA I Limited, as applicable) held, as of the Commencement Date, by the KKR Partnerships; and

            (II)  at such time as Executive ceases to be employed by the Willis Group, sell or otherwise dispose of all or any portion of Executive's Purchased Shares and Option Shares (which includes any Available Option Shares that become Option Shares) not previously sold or otherwise disposed of by Executive.

          (iii)  Right of First Refusal. Willis Holdings and Executive hereby acknowledge that the criteria pertaining to the expiration of the right of first refusal set forth in Section 5 of the Subscription Agreement have been met such that such right of first refusal no longer applies to Executive's Holdings Stock.

          (iv)  Subscription Agreement. The parties acknowledge that the Subscription Agreement was amended and restated as of June 1, 2003 and that, hence, all references herein to the Subscription Agreement thereafter shall refer to the Amended and Restated Management Shareholders and Subscription Agreement dated June 1, 2003.

          (v)   Expiration of Limitations. The parties agree that the limitations with regard to transfer of equity in Holdings in the Equity Partnership Plan Agreements, including but not limited to restrictions on transfer under Sections 1 and 2 of the Subscription Agreement (except as otherwise required to comply with applicable law) and purchase and call rights under Section 3 and 5 of the Subscription Agreement, of the type that expire for certain executives employed by the Employer at the time of the acquisition of the business by Willis Holdings on or about December 18, 2004 shall also expire for the Executive on such date and all relevant documents shall be deemed amended accordingly with any references with regard to such limitations of "six years" being deemed changed to December 18, 2004. The lockup obligations in Section 1(e) of the Subscription Agreement shall cease to apply when Executive is no longer an executive officer of Employer. To the extent any third parties' consent is necessary to accomplish the foregoing, Willis Holdings shall use reasonable business efforts to cause such consents to be obtained. Willis Holdings shall use reasonable business efforts to cause the parties to the Sales Participation Agreement (as defined in the Subscription Agreement) to amend such Agreement to remove the "drag along rights" provided for in Section 6 thereof, provided that upon such removal Executive shall be deemed to have agreed to waive his right to "tag along" under Section 2 thereof.

          (vi)  Registration Rights. Executive shall be entitled to registration rights in accordance with the 2004 Registration Rights Agreement executed simultaneously with execution of this Agreement, and upon execution thereof all "Piggyback" Registration Rights of the Executive under his Subscription Agreement shall terminate.

          (vii) Change of Control. The definition of Change of Control applicable to any equity grant made to the Executive or in any equity or employee benefit plan as it applies to Executive shall be the same as the definition of Change of Control set forth herein, provided that this subsection (vii) shall not apply to any already outstanding equity grant to the extent application of it would result in any adverse accounting charge to the Employer because of a change in the definition of Change of Control.

          (viii) Early Exercise. With regard to the Options, sixty percent (60%) have already vested, twenty percent (20%) will vest on or about October 15, 2004 and the final twenty percent (20%) will vest on or about October 15, 2005 (the "2005 Tranche"). Willis Holdings, through authorization by the Compensation Committee of the Board of Directors thereof, hereby agrees that Executive may at any time hereafter exercise all or any portion of the 2005 Tranche and receive therefore restricted securities (with all of the rights of Holdings Stock) which shall be subject to repurchase by Willis Holdings for the exercise price thereof in the event that an event occurs which would have resulted in such Options not vesting and being forfeited. Exercise of the Options into restricted securities shall be subject to such implementation agreement with regard thereto as reasonably requested by Willis Holdings. Executive may make an 83(b) election with regard to such restricted securities within thirty (30) days of exercise in accordance with applicable law.

        (h)   Executive shall be entitled to vacation time and holidays as are provided in general to executive employees of Willis US but shall, in any event, be entitled to no less than four (4) weeks of vacation per year. Any unused days accrued in a particular year may not be carried over to a subsequent year.

  2.
  Term and Termination.

        (a)   Term. This Agreement shall become effective as of the Commencement Date. Unless terminated earlier pursuant to Section 2(b), below, Executive's employment hereunder shall remain in effect until the day after the eighth anniversary of the Commencement Date. For purposes of this Agreement, the eight-year employment term (which began on the Commencement Date) shall be deemed to be the "Term", and each twelve-month period commencing on the Commencement Date and on each anniversary thereof occurring during the Term shall be deemed to be a "Contract Year".

        (b)   Termination. The Term shall terminate on the earlier to occur of (i) the expiration of the Term and (ii) the date upon which Executive's employment is terminated by Employer or Executive. Subject to the conditions and procedures of Section 3(d)(iii) and (iv), below, either party may terminate the Term and Executive's employment at any time by providing 90 days' prior written notice to the other party of the termination of Executive's employment. A termination by either Employer shall be deemed a termination by the Employer and all other members of the Willis Group and their respective subsidiaries.

  3.
  Effect of Certain Terminations.

        (a)   Termination without Cause by Employer or Resignation with Good Reason by Executive. If at any time during the Term, Employer terminates Executive without Cause (as defined below) or the Executive terminates his employment with the Willis Group for Good Reason (as defined below), Executive shall be entitled to the following:

          (i)    Within thirty (30) days after such termination, Employer shall pay to Executive an amount equal to the sum of (x) the lesser of (A) the product of two times his Base Salary and Guaranteed Bonus (or, in the event the Executive is not entitled to receive a Guaranteed Bonus in respect of the Fiscal Year in which termination occurs, $1,000,000 (the "Deemed Bonus")) and (B) Executive's Base Salary and Guaranteed Bonus (or Deemed Bonus, as applicable), payable for the balance of the Term and (y) his Accrued Amounts (as defined below); provided, however, if (I) after the occurrence of a Change in Control (or prior thereto, at the direction of an anticipated successor or otherwise in connection therewith), Executive's employment is terminated for any reason by Employer (or their respective successors) or (II) after the occurrence of a Change in Control, Executive's employment is terminated by Executive with or without Good Reason, then, in lieu of Executive's entitlements pursuant to Section 3(a)(i)(x), above, Employer (or its applicable successor) shall be required to pay Executive, within thirty (30) days after such termination, an amount equal to the product of three times the sum of his Base Salary and Guaranteed Bonus (or Deemed Bonus, as applicable); and

          (ii)   Employer shall provide, or shall cause to be provided, Executive with his Accrued Rights (as defined below); provided, however, that any Deferred Compensation Benefit that would otherwise have been credited to Executive's Deferral Account pursuant to Section 1(c)(ii) above if Executive had remained employed by Employer hereunder for the balance of the Term shall instead be credited in full to the Deferral Account effective as of the date of such termination, and all Deferred Compensation Benefits then credited to the Deferral Account shall otherwise be paid to Executive pursuant to and in accordance with the provisions of the Deferred Compensation Plan.

        (b)   Other Terminations. In the case of any other termination not covered by Section 3(a) alone, Executive shall only be entitled to his Accrued Amounts and Accrued Rights; provided, however, that after the occurrence of a Change in Control, if Executive terminates his employment without Good Reason, Executive's Deferred Compensation Benefits shall be credited and payable in the same manner and pursuant to the same terms as set forth in Section 3(a)(ii) above.

        (c)   No Mitigation; No Offset. The amounts due under Section 3(a) shall be paid without any obligation of mitigation or offset for future earnings or other amounts, and shall be paid without setoff, counterclaims or defense; provided, however, that such amounts shall be offset by any amounts payable to Executive pursuant to other severance plans of the Willis Group.

        (d)   Definitions. For purposes of this Agreement, the capitalized terms used above shall have the following meanings:

          (i)    "Accrued Amounts" shall mean (x) all accrued but unpaid Base Salary and vacation pay, (y) any bonus due but unpaid for any completed Fiscal Year and (z) in respect of the Fiscal Year in which the termination occurs, payment of an amount (the "Prorated Bonus") equal to pro rated portion of either (aa) the Guaranteed Bonus or (bb) if Executive is not entitled to receive a Guaranteed Bonus for such Fiscal Year, the Deemed Bonus; provided, however, that upon a termination of Executive's employment for Cause or by Executive without Good Reason (other than as a result of death, Disability or Retirement (as defined below)) prior to the end of the Term, "Accrued Amounts" shall not include a Prorated Bonus in respect of the Fiscal Year in which the termination occurs.

          (ii)   "Accrued Rights" shall mean any amounts or benefits due to Executive under any benefit or equity plan or program (other than a severance plan), and Executive's rights under Sections 1(c), 1(e), 1(f), 4 and 7 hereof.

          (iii)  "Cause" shall mean (A) Executive's conviction of, or pleading nolo contendere to, a felony or misdemeanour involving sexual misconduct (other than a traffic infraction not involving actual imprisonment), (B) Executive's willful and continuous misconduct with regard to his material duties and responsibilities which causes demonstrable harm of a material nature (C) Executive's serious or persistent breach of Executive's material obligations under this Agreement (including any repeated failure to abide by the legal, written directives presented to him by the Board, which directives are not in violation of Section 1(a)(ii) hereof) or (D) gross negligence (other then as a result of physical or mental impairment) with regard to his duties; provided, that, in the case of (B), (C) and (D), above, such misconduct, breach or negligence was not resolved or cured within fifteen (15) days following the applicable Employer's written notice to Executive of the Employer's intention to terminate Executive's employment for Cause as a result of such circumstances, which notice (pursuant to Section 2(b)) describes such circumstances with sufficient particularity to give Executive a reasonable opportunity to resolve or cure any such misconduct, breach or negligence. For purposes of this definition, an act (or omission) shall not be deemed "willful", if, in the good faith belief of Executive, such act (or omission) was in the best interests of the Willis Group (or any of their respective subsidiaries), and such belief was reasonable.

          (iv)  "Change of Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Willis Holdings by Persons who were neither (i) nominated by the board of directors of Willis Holdings nor (ii) appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest; (c) the failure of Willis Holdings to own, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis US (or the successor entity owing all or substantially all of the assets previously owned by Willis US if such assets are transferred); (d) a merger, consolidation or other corporate transaction of Willis Holdings (a "Transaction") such that the shareholders of Willis Holdings immediately prior to such Transaction do not own more than 50 percent of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction; (e) the sale of all or substantially all of the assets of Willis Holdings or (f) approval by the shareholders of Willis Holdings of a plan of liquidation or dissolution of Willis Holdings.

          (v)   "Good Reason" shall mean Executive terminates his employment as a result of (A) any diminution by any member of the Willis Group of his titles, positions or status within the Willis Group, without Executive's written consent thereof, (B) any material diminution of his duties, responsibilities or authority, or the assignment to him of any duties materially inconsistent with his positions within the Willis Group, without Executive's written consent thereof, (C) any relocation of his principal office from New York, New York, without Executive's written consent thereof, (D) any material breach of this Agreement by Employer, (E) the occurrence of a Change in Control or (F) the Board repeatedly overrides, supersedes or disregards reasonable decisions by Executive or recommendations made by Executive to the Board, such that the Board materially interferes with Executive's ability to effectively function as the Executive Chairman and Chief Executive Officer, or the Board otherwise takes actions that constructively represent a lack of confidence in Executive's ability to perform his duties and responsibilities; provided, that in all cases (other than (E) above), such action or breach is not resolved or cured within fifteen (15) days following Executive's written notice (pursuant to Section 2(b)) to Employer of the event that he asserts is the basis for Good Reason, and which event or behavior Employer does not resolve or cure during such 15-day period.

          (vi)  "Retirement" shall mean Executive's termination of employment with the Willis Group after Executive has been employed with the Willis Group for at least five years following the Commencement Date.

        (e)   Disability Termination. Employer may terminate Executive's employment as a result of a "Disability" if Executive, as a result of mental or physical incapacity, has been unable to perform his material duties for six (6) consecutive months (or 180 days in any 360-day period). Such termination shall be only permitted while Executive is still so disabled and shall be effective on thirty (30) days written notice to Executive, provided that such termination shall not be effective if Executive returns to full time performance of his material duties within such thirty (30) day period and continues in such full time capacity (which full time status shall be deemed to continue even in the event that vacation or intermittent and de minimis sick leave is taken) for six (6) consecutive months thereafter. For the avoidance of doubt, in the event that Executive does return to full time performance but does not continue in such full time capacity for six (6)) consecutive months thereafter, the termination shall be deemed effective on thirty (30) days written notice following the most recent date that Executive fails to continue in such full time capacity.

  4.
  Excise Tax

        (a)   In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by Employer, any of Employer's affiliates, one or more trusts established by Employer for the benefit of its employees, or any other person or entity, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, phantom equity awards or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") by reason of being "contingent on a change in ownership or control" of Willis US or Willis Holdings, within Section 280G of the Code (or any successor provision thereto) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (b)   Subject to the provisions of Section 4(a) hereof, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by Employer, and reasonably satisfactory to Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and Executive within fifteen (15) business days of Termination Date, or such earlier time as is requested by Employer; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by Employer to Executive (or to the appropriate taxing authority on Executive's behalf) when due immediately prior to the date Executive is required to make payment of any excise Tax or other taxes. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing, with an opinion that Executive has substantial authority not to report any Excise Tax on his/her federal state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon Employer and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce Employer's obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Employer exhausts its remedies pursuant to Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify Employer and Executive of such calculations, and any such Underpayment (including the Gross-Up Payment to Executive) shall be promptly paid by Employer to or for the benefit of Executive within five (5) business days after receipt of such determination and calculations.

        (c)   Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give Employer any information which is in Executive's possession reasonably requested by Employer relating to such claim, (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order to effectively contest such claim, and (iv) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, further, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall pay the amount of such claim to Executive, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if Executive is required to extend the statute of limitations to enable Employer to contest such claim, Executive may limit this extension solely to such contested amount. Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d)   If, after the receipt by Executive of an amount paid by Employer pursuant to this Section 4, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to Employer's complying with the requirements of Section 4(c)) promptly pay to Employer the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).

        (e)   To the extent that the applicable regulations under Code Section 280G permits a later recalculation by the Employer, or requires a later recalculation of whether the Payments are subject to the Excise Tax, the provisions of this Section 4 shall again be applied based upon such recalculation.

        5.     Ownership of Business. All business activity participated in by Executive as an employee of Employer, and Executive's execution of his duties and responsibilities to the Willis Group and their related entities as set forth in Section 1(a), above (the "Business Activity") shall be conducted solely on behalf of Employer and their related entities. Executive shall have no right to share in any commission or fee resulting from such Business Activity, other than the compensation referred to in Section 1(b), above, and any monies due to any member of the Willis Group or their related entities as a result of Business Activity which may be collected by Executive on behalf of the Willis Group or their related entities shall be promptly paid over to of the Willis Group or their related entities, as applicable.

        6.     Confidential Information; Noncompetition and Nonsolicitation. In consideration of Employer entering into this Agreement with Executive, Executive hereby agrees effective as of the Effective Date that, without Employer's prior written consent, Executive shall not while employed by the Employer and for a period of one year following termination of Employee's employment with Employer:

        (a)   On behalf of any entity, which aggregated with its affiliates, is primarily in the insurance brokerage business directly, or indirectly solicit, accept, or perform, other than on Employer's behalf, insurance brokerage, insurance agency, risk management, claims administration, consulting or other business performed by the Employer from or with respect to (i) clients of Employer with whom Employee had business contact or provided services to, either alone or with others, while employed by Employer and, further provided, such clients were clients of Employer either on the date of termination of Employee's employment with Employer or within twelve (12) months prior to such termination (the "Restricted Clients") and (ii) active prospective clients of Employer with whom Employee had business contracts regarding the business of the Employer within six (6) months prior to termination of Employee's employment with Employer (the "Restricted Prospects").

        (b)   Directly or indirectly, other than in performing his duties for Employer, i) solicit any employee of Employer ("Protected Employees") to work for Employee or any third party, including any competitor (whether an individual or a competing company) of Employer or (ii) induce any such employee of Employer to leave the employ of Employer, provided the foregoing shall not apply to Executive's personal assistants and personal non-executive staff, shall not be violated by general advertising not specifically targeted at the Employer's employees and shall not prevent Executive from serving as a reference for any given individual.

        (c)   Provide services to Aon Corporation or Marsh, Inc. (or their subsidiaries) as an employee, consultant or director, provided that the foregoing shall not prevent Executive from providing such services to a conglomerate that hereafter acquires such entities that is not primarily in the insurance brokerage business and services to such entities by Executive is not the primary focus of Executive's position.

        For purposes of this paragraph 6, "Territories" shall refer to those countries where the Restricted Clients, Restricted Prospects or Protected Employees of Employer are present and available for solicitation.

  7.
  Miscellaneous

        (a)   Integrated Agreement. Except as otherwise provided in this Section 6, this document, together with the letter agreement dated as of March 26, 2001, which shall remain in full force and effect, embodies the complete understanding and agreement of the parties hereto relating to Executive's employment; provided, however, that, except as otherwise provided in Section 1(g), above, this Agreement shall be in addition to and not in lieu of the agreements relating to Executive's subscription to, purchase of, and option to purchase, Holdings Stock, as referenced in Section 1(g), above. This Agreement may not be amended or terminated orally, but only by a writing executed by the parties hereto.

        (b)   Severability; Effect of Certain Securities Laws and Other Restrictions. If any term of this Agreement is rendered, declared or held to be invalid or unenforceable by any judicial, legislative or administrative action, the remaining provisions hereof shall remain in full force and effect, shall in no way be affected, impaired or invalidated, and shall be enforced to the full extent permitted by law and equity. In addition, notwithstanding anything set forth in this Agreement to the contrary, in the event and to the extent that any term of this Agreement (or benefit provided hereunder) is or becomes prohibited by applicable securities laws (and any rules or regulations promulgated thereunder) or rules or regulations of any exchange on which Holdings Stock is traded, such term or benefit shall be suspended unless and until such term or benefit ceases to be prohibited by such laws, rules or regulations, and Executive hereby acknowledges and agrees that any such suspension will not constitute a breach of this Agreement by Employer.

        (c)   Notices. Any notices given pursuant to this Agreement shall be sent by certified mail or a nationally recognized courier service, with proof of delivery, to the addresses set forth below (or, in the event of an address change by either party, to the then-current address of the party, as specified in any written change-of-address notice properly furnished under this Section 7(c)).

If to Employer, then to:	Willis North America, Inc. 26 Century Boulevard Nashville, Tennessee 37214 Attention: Mary Caizzo, Esq.
-and-	Willis Group Holdings Limited c/o Willis of New York, Inc. 7 Hanover Square New York, New York 10004 Attention: William Bowden, Esq.
With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Alvin Brown, Esq.
If to Executive:	To Executive's most recent address set forth in the personnel records of Willis US
With copy to:	Proskauer Rose LLP 1585 Broadway New York, New York 10036 Attention: Michael S. Sirkin, Esq.

        (d)   Governing Law; Remedies. The substantive laws of New York shall govern this Agreement, without giving effect to its conflicts of law principles. Any disputes or issues arising out of or relating to any equity in Willis Holdings that Executive has received or may become entitled to receive shall also be governed by the laws of the State of New York or, with respect to any stock options granted on Holdings Stock (except to the extent it involves interpretation under the Employment Agreement), the laws of Bermuda, without regard to conflicts of law principles in any event. Executive acknowledges that there is no adequate remedy at law for any breach of the provisions of Section 6 of this Agreement and that, in addition to any other remedies to which it may otherwise be entitled as a matter of law, Employer shall be entitled to injunctive relief in the event of any such breach.

        (e)   Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed as a waiver of that party's rights upon any subsequent or different breach.

        (f)    Successors and Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs, legal representatives and assigns of Executive and the successors and permitted assigns of Employer. Any amounts due Executive as of his death shall be paid to his designated beneficiary, or if none, his estate. Willis Holdings' direct and indirect subsidiaries are intended third-party beneficiaries of all promises and convenants made by Executive herein in favor of Willis US in Section 6 hereof. As such, insofar as they are affected by any breach of this Agreement by Executive, Willis Holdings' direct and indirect subsidiaries may enforce Executive's covenants and promises herein to the same extent that Employer has a right to do so. Neither Willis Holdings nor Willis US may assign this Agreement or its rights hereunder except as part of a sale of, and to the acquirer of, all or substantially all of the securities and/or assets of Willis Holdings or Willis US and then only if the assignee and the ultimate parent entity of the assignee (if applicable) promptly deliver to Executive a written assumption of the obligations hereunder in a form reasonably acceptable to Executive (or, to the extent otherwise required to bind an entity other than an entity incorporated under the laws of the United States, the equivalent documentation therefor).

        (g)   Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        (h)   Legal Fees. Employer shall promptly pay Executive's reasonable legal and financial advisory fees incurred in connection with entering into this Agreement and shall, to the extent such amounts would be taxable to Executive, fully gross up such payments so that Executive shall have no net after-tax cost in respect of such payments.

        (i)    Arbitration. Any dispute hereunder or with regard to any document or agreement referred to herein, other than injunctive relief under Section 7(d) hereof, shall be resolved by arbitration before the American Arbitration Association in New York City, New York. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, Employer shall pay Executive's legal fees and disbursements promptly upon presentation of invoices thereof, subject to an obligation of Executive to repay such amounts if an arbitrator finds Executive's positions in such arbitration or dispute to have been frivolous or made in bad faith.

        (j)    Jurisdiction. Willis US and Willis Holdings each hereby consents to the jurisdiction of the federal and state courts in the State of New York, irrevocable waives any objection it may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and agrees that service upon it shall be sufficient if made by registered mail, and agrees not to asset the defense of forum nonconveniens.

        (k)   Joint and Several Liability. Willis US and Willis Holdings shall each be jointly and severally liable to Executive for all obligations of Employer hereunder and, in the event of any failure of such obligations to be timely fulfilled, Executive may seek applicable remedies against either Willis US or Willis Holdings, or both, without adversely affecting his rights under this Agreement. Any determination by an arbitrator against either Willis US or Willis Holdings shall be deemed a determination with regard to both such entities.

[Signatures on next page]

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Employment Agreement as of the date first above written.

WILLIS NORTH AMERICA, INC.
By:	/s/ William P Bowden Jr
Name:	William P Bowden Jr.
Title:	General Counsel
AND, signed as a Deed and delivered		)	/s/ William P Bowden Jr
By WILLIS GROUP HOLDINGS		)	Group General Counsel
LIMITED		)
EXECUTIVE:
/s/ Joseph J Plumeri
Joseph J. Plumeri

ADDENDUM TO
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Effect of Certain Events on Option Shares and Options to Purchase Holding Stock

Event	Holdings Stock held by Executive upon exercise of vested Options or fully vested restricted securities and not theretofore sold ("Option Shares")(1)	Options on Holdings Stock held by Executive and restricted securities issued upon early exercise of an Option prior to vesting ("Options")

Death/Disability.	No Call.	No Call. All Options become fully vested (to the extent not already vested and exercised). All Options not previously exercised remain outstanding for two years following termination.

Termination for Cause prior to December 18, 2004 (no call rights thereafter and 30 days to exercise vested Options; unvested Options terminate).	Right to call at FMV, any Option Shares not previously sold, with FMV to be calculated on the 90th day following the date of press release announcing termination of employment, within such 90-day period.

If call not exercised, Executive may sell or retain Option Shares.	Right to call vested but unexercised Options at FMV (as calculated for Option Shares) over exercise price during same 90-day call period for Option Shares; unvested options terminate immediately without payment.

If call not exercised, Options may be exercised no later than 120 days after the date of such press release.

Prohibited Transfers(2) prior to December 18, 2004 no immediate termination thereafter and Options continue pursuant to their other terms).	Right to call at lesser of FMV and exercise price. If call not exercised, Executive may sell or retain Option Shares.	All Options terminate immediately without payment.

Quit Without Good Reason (other than Retirement (as defined in the Subscription Agreement)) prior to December 18, 2004 (no call rights thereafter and two years to exercise vested Options; unvested Options terminate).	Right to call at FMV, with FMV any Option Shares not previously sold, to be calculated on the 90th day following the date of press release announcing termination of employment, within such 90-day period.

If call not exercised, Executive may sell or retain Option Shares.	Right to call vested but unexercised Options at FMV (as calculated for Option Shares) over exercise price during same 90-day call period for Option Shares; unvested Options terminate immediately without payment.

If call not exercised, all then vested Options remain outstanding for two years following termination.

Termination without Cause/Quit for Good Reason/Retirement.	No Call.	No Call.

Upon Termination without Cause or quit for Good Reason, the vesting of Options that otherwise would have occurred in the 12-month period following such termination will accelerate. All then vested Options remain outstanding for two years following termination; unvested Options terminate immediately without payment.

Change in Control.	Already fully vested.	All Options become fully vested (to the extent not already vested and exercised).

(1)
For the avoidance of doubt, pursuant to Section 4.3(b) of his Share Option Agreement and to the extent not prohibited by applicable securities laws or exchange rules, Executive may effectuate a "cashless exercise" of his vested Options pursuant to a broker/dealer arrangement to cover exercise price and income tax withholding requirements.

(2)
Prohibited Transfers do not include a transfer of any Holdings Stock or vested Options held by Executive to a charitable organization (which qualifies under Section 501(c) of the Internal Revenue Code) following reasonable advance written notice to Willis Holdings of such intended transfer and execution by the transferee of an agreement to be bound by the same terms and conditions as Executive with respect to the treatment of Executive's Holdings Stock and vested Options.

QuickLinks

  Exhibit 10.19
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
ADDENDUM TO THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT